Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 16, 2011, with respect to the consolidated financial statements and internal control over financial reporting of Essex Rental Corp. and Subsidiaries and the consolidated statement of income, cash flows and members' equity of Essex Holdings, LLC on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Essex Rental Corp. on Form S-3 (File No. 333-138452, effective May 21, 2009), Form S-8 (File No. 333-161332, effective August 13, 2009) and on Form S-3 (File No. 333-171387, effective February 10, 2011).

/s/ GRANT THORNTON LLP
Grant Thornton LLP

Chicago, Illinois
March 16, 2011